Exhibit 10.21

BROKER AGREEMENT

This BROKER AGREEMENT (this “Agreement”), dated as of [], is made by and between [broker name], a [] (“Broker”), and Edward Transit Express Group, Inc., a California corporation (“Company”). The Broker and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”

1. Engagement and Responsibilities

1.1.	Engagement. The Company hereby engages the Broker and the Broker hereby agrees to develop potential customers for the logistics services (“Service”) provided by the Company as a freight forwarder.
1.2.

Broker Responsibilities. The Broker shall endeavor to promote and market the Service, develop more customers to increase the Company's business volume, provide prompt and reliable advice and service to the customer and/or the Company, provide transparent information regarding net freight costs to the customer, and facilitate communication between the Company and the customer.

1.3.

Company Responsibilities. Company will provide prompt and reliable Service to Customer and will use its best efforts to obtain the best possible freight rates and schedules from carriers. For the purpose of this Agreement, the Service provided by the Company include proper and expedient door-to-door transportation and delivery services generally from the U.S. to China, Hong Kong, Taiwan, Xingang, Tianjin, etc.. The Service includes arranging customs clearance and delivery of each shipment and/or delivery to the consignee strictly according to the instructions of the shipper or carrier.

1.4.

Customer Contacts. The Company contacts customer through Broker, therefore Broker shall ensure that clear instructions are provided to the customer. Company shall not liable or responsible for any act or omission of Broker to customer or otherwise. Broker shall assist in the resolution of any controversies or disputes with customer and in the collection of any accounts due. The Broker shall be responsible for any negligent act, omission, willful misconduct or mis-presentation of the customer and consignee, including, but not limited to, the following:

(a)

If the carrier delivers the cargo without obtaining the original B/L from the consignee, the Broker shall hold the carrier harmless for the issuance of the B/L and shall assume full responsibility for any cargo claims;

(b)	The Broker shall assist the Company in promptly notifying the consignee of the arrival of each shipment and shall collect all freight and other charges due from the customer prior to delivery; and
(c)	If the consignee refuses to accept the cargo, the Company shall promptly notify the Broker, and the Broker shall be responsible in such cases.

2. Compensation

2.1.	Commissions. Company will pay Broker a fee of $200.00 per vehicle ("Commission") for customers identified by Broker, if and only if Company has received the applicable Service Fee from Customer.
2.2.

Payment of Commissions. Broker shall send Company a monthly reconciliation statement by the end of that calendar month. Commissions payable to Broker pursuant to the reconciliation statement signed by both parties shall be paid on or before the end of the calendar month, provided, however, that Company's receipt of payment in connection with the reconciliation statement shall be in full for each invoice submitted to customer for payment.

2.3.

Independent Contractor. Broker is an independent contractor with respect to all aspects of this Agreement. Nothing in this Agreement shall create or be construed to create an agency, partnership, joint venture or any similar legal relationship between Broker and Company. Broker shall be solely responsible for payment of all federal, state, and local taxes imposed upon the receipt of the Commission for Broker.

3. Term and Termination

3.1.

This Agreement shall commence on the date that both Parties execute this Agreement and shall continue until either party may terminate this Agreement upon 30 days prior written notice to the other party. In the event of termination, each party shall fulfill its obligation to the other occurred prior to the date of termination.

4. Miscellaneous

4.1.

Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or email transmission (with confirmed receipt) to the Parties at the following addresses (or at such other address for a Party as specified by like notice):

If to Company, to:

Edward Transit Express Group, Inc.

15000 Staff Ct.

Gardena, CA 90248

Attn: Franky Zhang

Email: franky.eteusa@gmail.com

If to Broker, to:

[Broker address]

4.2.	Amendment. This Agreement may be amended at any time subject to written agreement by both Parties.
4.3.

Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

4.4.

Applicable Law Any controversy or claim arising out of or relating to this Agreement, or the breach, negotiation, validity or performance of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its conflict of laws rules.

4.5.

Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will be taken together and deemed to be one instrument. Transmission by fax or PDF of executed counterparts will constitute effective delivery.

IN WITNESS WHEREOF, the Parties have duly executed Broker Agreement as of the date first above written.

For and on behalf of	For and on behalf of
Edward Transit Express Group, Inc.

Signed by:	Signed by: Eric Li
Title:	Title: General Manager